Exhibit 10.1

SUPPLEMENTAL INDENTURE

This Supplemental Indenture (this “Supplemental Indenture”), dated as of July 10, 2007, between Gregg Appliances, Inc., an Indiana corporation (the “Company”), HHG Distributing, LLC, as subsidiary guarantor (the “Subsidiary Guarantor”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Subsidiary Guarantor and the Trustee have heretofore executed and delivered an indenture, dated as of February 3, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”) providing for the issuance of 9% Senior Notes due 2013 of the Company (the “Notes”);

WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated June 26, 2007 (the “Solicitation”), the Company proposed to amend certain covenants, events of default and other provisions in the Indenture;

WHEREAS, the amendments to the Indenture contained in this Supplemental Indenture by the Company, the Subsidiary Guarantor and the Trustee have been consented to by Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding in accordance with Section 9.02 of the Indenture, which consent has been received by the Company pursuant to the Solicitation;

WHEREAS, the Company and the Subsidiary Guarantor desire to amend the Indenture as proposed in the Solicitation and consented to by the required majority of the Holders and request that the Trustee execute and deliver this Supplemental Indenture pursuant to Section 9.02 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture by the Company and the Subsidiary Guarantor has been duly authorized by the Company and the Subsidiary Guarantor; and

WHEREAS, all of the conditions and requirements necessary to make this Supplemental Indenture, when executed and delivered, a valid and binding agreement of the Company, the Subsidiary Guarantor and the Trustee in accordance with its terms and for the purposes herein expressed, have been performed or fulfilled;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 2. Amendments to Indenture. From and after the Operative Date (as defined in Section 7 below), the Indenture is hereby amended as follows:

(a)	SECTION 4.02 Commission Reports. SECTION 4.02 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.02 [NOT USED]”.

(b)	SECTION 4.03 Compliance Certificates. SECTION 4.03 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.03 [NOT USED]”.

(c)	SECTION 4.05 Corporate Existence. SECTION 4.05 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.05 [NOT USED]”.

(d)	SECTION 4.07 Payment of Taxes and Other Claims. SECTION 4.07 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.07 [NOT USED]”.

(e)	SECTION 4.08 Business Activities. SECTION 4.08 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.08 [NOT USED]”.

(f)	SECTION 4.09 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock. SECTION 4.09 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.09 [NOT USED]”.

(g)	SECTION 4.10 Limitation on Restricted Payments. SECTION 4.10 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.10 [NOT USED]”.

(h)	SECTION 4.11 Limitation on Sale of Assets. SECTION 4.11 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.11 [NOT USED]”.

(i)	SECTION 4.12 Limitation on Liens. SECTION 4.12 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.12 [NOT USED]”.

(j)	SECTION 4.13 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. SECTION 4.13 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.13 [NOT USED]”.

(k)	SECTION 4.14 Limitation on Transactions with Affiliates. SECTION 4.14 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.14 [NOT USED]”.

(l)	SECTION 4.16 Change of Control. SECTION 4.16 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.16 [NOT USED]”.

(m)	SECTION 4.17 Designation of Restricted and Unrestricted Subsidiaries. SECTION 4.17 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.17 [NOT USED]”.

(n)	SECTION 4.19 Future Guarantees by Restricted Subsidiaries; Release of Subsidiary Guarantees. Clause (a) of SECTION 4.19 is hereby deleted in its entirety and replaced with the phrase “(a) [NOT USED]”.

(o)	SECTION 4.20 Limitation on Sale and Leaseback Transactions. SECTION 4.20 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.20 [NOT USED]”.

(p)	SECTION 4.21 Limitation on Issuance and Sale of Equity Interests on Restricted Subsidiaries. SECTION 4.21 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.21 [NOT USED]”.

(q)	SECTION 4.22 Limitation on Subordinated Indebtedness. SECTION 4.22 is hereby deleted in its entirety and replaced with the phrase “SECTION 4.22 [NOT USED]”.

(r)	SECTION 5.01 Merger, Consolidation or Sale of Assets. The text of Section 5.01 is hereby replaced in its entirety with the following:

“The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons; unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation, limited liability company, partnership or trust organized or existing under the laws of the United States, any state thereof or the District of Columbia, and (ii) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee; and

(2) immediately after giving effect to such transaction, no Default or Event of Default exists.”

(s)	SECTION 6.01. Events of Default. The text of Section 6.01 is hereby replaced in its entirety with the following:

“Each of the following is an “Event of Default”:

(1) default for thirty (30) days in the payment when due of interest on the Notes whether or not prohibited by the subordination provisions of this Indenture;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries for thirty (30) days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in this Indenture;

(4) the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

a. commences a voluntary case,

b. consents to the entry of an order for relief against it in an involuntary case,

c. makes a general assignment for the benefit of its creditors, or

d. generally is not paying its debts as they become due; and

(5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

a. is for relief against the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

b. appoints a Custodian for the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or for all or substantially all of the properties of the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

c. orders the liquidation of the Company, any of its Significant Subsidiaries or any Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for sixty (60) consecutive days.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.”

(t)	SECTION 8.03. Conditions to Legal Defeasance or Covenant Defeasance. The text of Section 8.03 is hereby replaced in its entirety with the following:

“The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Legal Tender, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent registered public accountants, to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; provided that the Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to the payment of such principal of, premium, if any, and interest on the outstanding Notes on such Stated Maturity date or such redemption date;

(2) no default or event of default shall have occurred or be continuing on the date of such deposit;

(3) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy of the Company or any Subsidiary Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any applicable state bankruptcy, insolvency, reorganization or similar state law affecting creditors’ rights generally;

(4) if the Notes are to be redeemed prior to their Stated Maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(5) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.”

SECTION 3. Effect of Amendments. From and after the Operative Date, Section 1.01 of the Indenture is amended by deleting definitions of terms when references to such terms would be eliminated as a result of the amendments to the Indenture contained in this Supplemental Indenture. With respect to Sections or clauses of the Indenture which would be eliminated as a result of the amendments to the Indenture contained in this Supplemental Indenture, all references to such Sections or clauses in the Indenture are also deleted from the Indenture.

SECTION 4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with the laws of the State of New York.

SECTION 6. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

SECTION 7. Effectiveness; Operative Date.

(1) This Supplemental Indenture shall become effective as of the date first written above.

(2) Notwithstanding the effectiveness of this Supplemental Indenture, the amendments to the Indenture described in Sections 2 and 3 of this Supplemental Indenture shall not become operative until the earlier of the Early Payment Date (as defined in the Solicitation) and the Final Payment Date (as defined in the Solicitation) (the “Operative Date”), provided that the Offer (as defined in the Solicitation) shall not have been terminated or withdrawn, and the validly tendered Notes are accepted for payment and the Holders of such Notes shall have been paid pursuant to the Solicitation. From and after the Operative Date, the amendments shall be deemed fully operative without any further notice or action on the part of any party hereto, any Holder of Notes or any other person. In the event that the Offer is terminated or withdrawn, or any condition of the Offer and the consent solicitation is not satisfied or waived by the Company, this Supplemental Indenture shall be null and void.

SECTION 8. Successors and Assigns. All of the covenants, stipulations, promises and agreements in this Supplemental Indenture contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 9. Counterparts. The parties hereto may sign one or more copies of the Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

SECTION 10. Headings. The headings of the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 11. Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12. The Trustee. The Company hereby requests that the Trustee join with the Company and the Subsidiary Guarantor in the execution of this Supplemental Indenture. The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GREGG APPLIANCES, INC.

By:	/s/ Jerry W. Throgmartin
Name:	Jerry W. Throgmartin
Title:	Chairman and Chief Executive Officer

HHG DISTRIBUTING, LLC

By:	/s/ Jerry W. Throgmartin
Name:	Jerry W. Throgmartin
Title:	Chairman and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Timothy P. Mowdy
Name:	Timothy P. Mowdy
Title:	Vice President